EXHIBIT 10.1
                                     AGREEMENT

                AGREEMENT, dated as of February 1, 2002 (the "Agreement"), by and among American Medical Security Group, Inc., a Wisconsin corporation ("AMS"), Cobalt Corporation, a Wisconsin corporation ("Cobalt") and Blue Cross & Blue Shield United of Wisconsin, a Wisconsin corporation and a wholly-owned subsidiary of Cobalt ("BCBSUW" and, together with Cobalt, the "Cobalt Group").

                WHEREAS, AMS would like to formally clarify the intended meaning of the Rights Agreement by and between AMS and Firstar Bank, N.A., as Rights Agent (the "Rights Agent"), dated as of August 9, 2001 (such Rights Agreement as may be amended pursuant to Section 1 hereof or otherwise, and shareholder rights plans adopted thereby, the "Rights Agreement"), to provide that a Person (as hereinafter defined) who merely enters into an agreement to acquire, directly or indirectly, the stock of BCBSUW, does not, by reason of that act alone, become an "Acquiring Person" (as defined in, and pursuant to, the Rights Agreement), provided that such Person does not then or thereafter beneficially own any of AMS's common shares other than those indirectly acquired by virtue of an acquisition of BCBSUW;

               WHEREAS, BCBSUW has agreed to formally withdraw its proposal regarding the Rights Agreement and any other shareholder rights plan or share purchase rights plan that may be adopted by AMS, dated as of November 27, 2001, for action at AMS's 2002 annual meeting of shareholders (the "Proposal"), and has agreed to refrain from taking certain actions in consideration for AMS agreeing to amend the Rights Agreement to reflect the clarification provided for in the Resolution;

               NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

        1. Rights Agreement Amendment. Simultaneously with the execution of this Agreement, AMS shall execute the Amendment to the Rights Agreement, attached hereto as Exhibit A (the "Amendment"), and shall deliver the Amendment to the Rights Agent for execution, together with the certificate required by Section 27 of the Rights Agreement.

        2. Withdrawal of Proposal. Simultaneously with the execution of this Agreement, BCBSUW shall withdraw the Proposal by executing the letter attached hereto as Exhibit B (the "Withdrawal Letter") and delivering the Withdrawal Letter to AMS. As soon as reasonably practicable following its receipt of the Withdrawal Letter, AMS shall cause the Securities and Exchange Commission to be informed that the Proposal was withdrawn and shall cause the no-action letter submitted by AMS's counsel to be withdrawn.

        3. Restrictions on Certain Actions. Each of BCBSUW and Cobalt hereby agree, beginning on the date hereof and ending on the date which is ten (10) days prior to the last date upon which shareholder proposals for action at the 2004 annual meeting of shareholders of AMS may be submitted pursuant to Rule 14a-8 of the Exchange Act (or the bylaws of AMS, if earlier), not to, and to cause their respective Affiliates under the control of Cobalt, Associates, directors, officers, employees, and, on its behalf, representatives, agents and advisors (collectively, the "Cobalt Group Representatives") not to take, whether individually or as part of any "group" (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, any of the following actions:

            (a) (i) make any publicly disclosed proposal, announcement, statement, communication or disclosure regarding the Amendment, the Withdrawal Letter, the Rights Agreement, or other shareholder rights plans or share purchase rights plans relating to AMS or this Agreement (other than an amended filing to its Schedule 13D containing the disclosure set forth in Exhibit C hereto), or (ii) make any proposal, statement, communication or disclosure regarding any of the foregoing in a manner that would require any public disclosure by AMS, BCBSUW, Cobalt or any other Person, or (iii) without limiting clauses
                 (i) or (ii) of this Section 3(a), initiate any discussion or comment with or to any Person (other than AMS) regarding any of the foregoing;

            (b) submit a proposal under Rule 14a-8 of the Exchange Act or otherwise relating in any way to the Rights Agreement or other shareholder rights plans or share purchase rights plans relating to AMS for consideration or action at AMS's 2002 or 2003 annual meetings of shareholders, or at any other meeting of shareholders or action by consent prior to December 31, 2003; or

            (c) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the Securities and Exchange Commission as in effect on the date hereof) of proxies or consents, seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities, initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the Securities and Exchange Commission as in effect on the date hereof) shareholders of AMS for the approval of shareholder proposals, whether made pursuant to Rule 14a-8 of the Exchange Act or otherwise, or induce or attempt to induce any other Person to initiate any such shareholder proposal or publicly comment on any such shareholder proposal of any other Person, in each case with respect to the Amendment, the Withdrawal Letter, the Rights Agreement, or other shareholder rights plans or share purchase rights plans relating to AMS or this Agreement;

            (d) have any discussion with, or make any comment to, any Person where there is a substantial probability that such discussion or comment will be publicly disclosed; provided, however, that for 30 days following public announcement of the subject of this agreement Cobalt Group may make public comments to questions from media and analysts confined to factual responses concerning the Rights Agreement Amendment and the Cobalt Group's withdrawal of the Proposal, and thereafter will confine its comments to (i) references to earlier comments; (ii) intentions with respect to voting shares of AMS held by the Cobalt Group; and (iii) comments concerning the Cobalt Group's position as to shareholder rights plans generally, with no specific reference to AMS or the Rights Agreement other than as specifically permitted under 3(d)(i) or 3(d)(ii), above;

            (e) have any discussions or communications, or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist, encourage or act in concert with, any other Person in furtherance of any of the foregoing;

            provided, however, that (A) if AMS withdraws or modifies the Amendment, or amends the Rights Agreement or substitutes a new shareholder rights plan in its place, in a manner that would change the effect of the Amendment on the Rights Agreement, the obligations of BCBSUW, Cobalt and the Cobalt Group Representatives pursuant to this Section 3 shall cease immediately; (B) nothing in this Section 3 shall (i) restrict the manner in which BCBSUW, Cobalt or the Cobalt Group Representatives may vote shares of AMS in any meeting of shareholders, (ii) prohibit BCBSUW, Cobalt or the Cobalt Group Representatives from a disclosure limited solely to how it will vote such shares (without any further comment thereon), or (iii) prohibit any Cobalt Group Representative that is a member of the AMS Board of Directors from commenting in any meeting of such Board or voting on any matter placed before the Board as such director believes is appropriate; and (C) nothing in this Section 3 shall prohibit BCBSUW, Cobalt or the Cobalt Group Representatives from responding factually to questions from (i) Cobalt's shareholders (so long as such responses are not publicly made or made in a manner where there is a substantial probability that such comments would result in public disclosure by any Person), (ii) a potential acquiror of all or substantially all of the capital stock of BCBSUW or Cobalt (which acquiror shall be subject to a customary confidentiality agreement with BCBSUW or Cobalt, respectively and so long as such responses are not publicly made or made in a manner where there is a substantial probability that such comments would result in public disclosure by any Person), (iii) applicable regulators; or (iv) a stock exchange, in each case directly relating the Amendment, the Withdrawal Letter or this Agreement, or making such public statements as are required, in the opinion of their respective counsel, by the rules and regulations of the Securities and Exchange Commission (including the Exchange Act), the New York Stock Wisconsin.

        4. Public Disclosure. Promptly after the execution hereof by all parties, AMS shall issue a press release substantially in the form attached hereto as Exhibit D and file the Amendment with the Securities and Exchange Commission. Beginning on the date hereof and ending on December 31, 2003 (or on such earlier date as the obligations of BCBSUW, Cobalt and the Cobalt Group Representatives pursuant to Section 3 hereof shall cease), AMS agrees not to, and to cause its Affiliates, Associates, directors, officers, employees, and representatives, agents and advisors acting on its behalf not to, make any public statements regarding the Amendment, the Withdrawal Letter or this Agreement, other than to respond factually to questions from third parties relating directly to the Amendment, the Withdrawal Letter or this Agreement, or as are required, in the opinion of their respective counsel, by the rules and regulations of the Securities and Exchange Commission (including the Exchange Act), the New York Stock Exchange or the Office of the Commissioner of Insurance of the State of Wisconsin.

        5. Representations and Warranties of AMS and the Cobalt Group. Each of AMS, Cobalt, BCBSUW and the Foundation hereby represents and warrants to other parties as follows:

            (a) Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Such party has the full corporate power and authority to execute, deliver and carry out the terms and provisions of thi Agreement and to consummate the transactions contemplated by this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

            (b) This Agreement has been duly and validly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party.

            (c) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by such party do not require any authorization, consent, waiver, approval, exemption, permit or order of or other action by, or notice or declaration to, or filing with, any governmental agency or organization, under any law applicable to such party, or any of its assets or of, by or with any other Person.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, in each case with or without the giving of notice or the lapse of time or both, (i) violate or conflict with any term or provision of the articles of incorporation or by-laws of such party, (ii) violate or conflict with any statute, law, rule, regulation, order, judgment or decree affecting such party, (iii) result in the creation of any lien, liability or obligation upon such party, or (iv) violate or conflict with, constitute a breach or default, or give rise to any right of termination, acceleration of any obligation or amendment under, or require any notice, or result in the loss of material benefit under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which such party is a party, by which such party is bound or by which any of its assets are subject.

        6. Certain Definitions. The terms "Affiliates" and "Associates" shall have the meanings set forth in Rule 12b-2 of the Exchange Act. The term "Person" means an individual, a corporation, a company, a limited liability company, a partnership, a governmental agency or body, an association, a trust or other entity, group, organization or individual.

        7. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior written or oral agreements or understandings between the parties with respect to its subject matter. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written amendment executed by AMS, BCBSUW and Cobalt.

        8. Assignment; Binding Effect. This Agreement shall not be assigned or delegated by either party hereto. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the successors of each of the parties hereto.

        9. Waiver of Compliance. Any failure of AMS, on the one hand, or any of the Cobalt Group, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Cobalt on behalf of the Cobalt Group or AMS, as the case may be, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        10. Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (except for legal process), or mailed (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at the following addresses:

                         If to AMS:

                                 American Medical Security Group, Inc.
                               3100 AMS Boulevard
                                 Green Bay, WI 54313
                                 Facsimile No.: (920) 661-1131
                                 Attention: General Counsel
                         with copies to:

                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 Four Times Square
                                 New York, NY  10036-6522
                                 Facsimile No.: (917) 777-2322

                         If to BCBSUW:

                                 Blue Cross & Blue Shield United of Wisconsin
                                 401 West Michigan Street
                                 P.O. Box 2025
                                 Milwaukee, WI 53201-2025
                                 Facsimile No.:  (414) 226-2697
                                 Attention:       General Counsel

                        with a copy to:

                                 Foley & Lardner
                                 777 East Wisconsin Avenue, Suite 3800
                                  Milwaukee, WI
                                 53202-5367
                                 Facsimile No.:  (414) 297-4900
                                 Attention:   Joseph C. Branch, Esq.

                         If to Cobalt:

                                 Cobalt Corporation
                                 401 West Michigan Street
                                 P.O. Box 2025
                                 Milwaukee, WI 53201-2025
                                 Facsimile No.:  (414) 226-2697
                                 Attention:   General Counsel

                         with a copy to:

                                 Foley & Lardner
                                 777 East Wisconsin Avenue, Suite 3800
                                  Milwaukee, WI
                                 53202-5367
                                 Facsimile No.:  (414) 297-4900
                                 Attention:   Joseph C. Branch, Esq.

        or to such other address as either party hereto may, from time to time, designate in a written notice given in the manner provided for herein.

        12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin, without regard to its rules regarding conflict of laws.

        13. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

        14. Specific Performance. AMS, BCBSUW and Cobalt each acknowledges and agrees that the others would be irreparably harmed and could not be made whole by monetary damages in the event any of the terms and provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. Therefore, each party agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the non-breaching party as a remedy for any such breach, without proof of actual damages, and each party further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a party's breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the other party.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.


                                 AMERICAN MEDICAL SECURITY GROUP, INC.


                                 By: /s/ Timothy J. Moore
                                 Name: Timothy J. Moore
                                 Title: Senior Vice President, General Counsel
                                        and Secretary


                                 COBALT CORPORATION


                                 By: /s/ Thomas R. Hefty
                                 Name: Thomas R. Hefty
                                 Title:   Chairman, President & CEO


                                 BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN


                                 By: /s/ Thomas R. Hefty
                                 Name: Thomas R. Hefty
                                 Title:   Chairman, President & CEO

                                                                       EXHIBIT A

                          AMENDMENT TO RIGHTS AGREEMENT

            AMENDMENT, dated as of February [ ], 2002, to Rights Agreement by and between American Medical Security Group, Inc., a Wisconsin corporation (the "Company"), and Firstar Bank, N.A., as Rights Agent, dated as of August 9, 2001 (the "Rights Agreement").

            WHEREAS, Firstar Bank, N.A. and the Company, entered into a Termination Agreement, dated as of December 21, 2001, terminating the appointment of Firstar Bank, N.A. as Rights Agent;

            WHEREAS, LaSalle Bank National Association, a national banking association (the "Rights Agent"), and the Company entered into an Appointment and Assumption Agreement between, dated as of December 17, 2001, appointing LaSalle Bank National Association as Rights Agent;

            WHEREAS, on September 27, 2001, the Board of Directors of AMS adopted a resolution (the "Resolution") clarifying the intended meaning of the Rights Agreement, to provide that a Person (as hereinafter defined) who merely enters into an agreement to acquire, directly or indirectly, the stock of Blue Cross & Blue Shied United of Wisconsin ("BCBS"), does not, by reason of that act alone, become an "Acquiring Person" (as defined in, and pursuant to, the Rights Agreement), provided that such Person does not then or thereafter beneficially own any of AMS's common shares other than those indirectly acquired by virtue of an acquisition of BCBS;

            WHEREAS, the Company and the Rights Agent desire to formally amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement, to give effect to the Resolution and clarify the definition of "Acquiring Person," such amendment to supersede the Resolutions;

            NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

        15. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended to add the following sentence to the end of such definition:

               For the avoidance of doubt, a Person who merely enters into an agreement to acquire, directly or indirectly, the stock of BCBS or Cobalt Corporation, will not, by reason of that act alone, become an "Acquiring Person", provided that such Person does not, at the time of such agreement beneficially own any of the Company's Common Shares, or any Company securities convertible or exchangeable into, or exercisable for, Common Shares, in each case other than those Common Shares then beneficially owned by

               BCBS and Cobalt Corporation that are indirectly acquired by virtue of such acquisition of the stock of BCBS or Cobalt Corporation, and provided further that if, following such agreement to acquire, or acquisition of, the stock of BCBS or Cobalt Corporation, such Person increases the aggregate number of Common Shares, (or any Company securities convertible or exchangeable into, or exercisable for, Common Shares), over which such Person has beneficial ownership or otherwise becomes the Beneficial Owner of or beneficially owns other Common Shares (or any Company Securities convertible or exchangeable into, or exercisable for, Common Shares) (other than Common Shares the beneficial ownership of which was acquired through (x) any dividend or distribution of any Common Shares or any Company Shares (or the exercise of any such securities for Common Shares) under any benefit plan of the Company generally available for directors of the Company), then such Person will be deemed an "Acquiring Person" for all purposes of this Agreement.

        16. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

        17. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        18. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


ATTEST:                                    American Medical Security Group, Inc.

                                           By:
----------------------------               -----------------------------------
Name:                                      Name:
Title:                                     Title:



ATTEST:                                    LaSalle Bank National Association
                                           Rights Agent

                                           By:
----------------------------               -----------------------------------
Name:                                      Name:
Title:                                     Title:

                                                                       EXHIBIT B


[BCBSUW letterhead]


                                February __, 2002


VIA HAND DELIVERY

Mr. Tim Moore, Secretary
American Medical Security Group, Inc.
3100 AMS Boulevard
Green Bay, WI 54313

Re: Withdrawal of Shareholder Proposal

Dear Tim:

        Reference is made to the shareholder proposal submitted to American Medical Security Group, Inc.(the "Company") by Blue Cross Blue Shield United of Wisconsin ("BCBSUW") on November 27, 2001 for inclusion in the proxy statement of the Company related to the its 2002 annual meeting of shareholders (the "Proposal"). Please be advised that BCBSUW hereby withdraws the Proposal.


                                             BLUE CROSS & BLUE SHIELD UNITED OF
                                             WISCONSIN


                                             By:_______________________________
                                             Name:
                                             Title: